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                                  Exhibit 10.2

          Consulting Agreement With Southeast Financial Holdings, Inc.

     This letter agreement (the "Letter Agreement") confirms the understanding and agreement between Southeast Financial Holdings, Inc. ("SFH") and MainStreet BankShares, Inc. (the "Company") as follows (unless otherwise defined herein).

     1. The Company engages SFH as exclusive financial advisor to the Company in connection with the Company's desire to raise capital to support the establishment of Franklin Community Bank, N.A. In Organization. The amount of such capital to be raised will be a minimum of $5,999,952 and a maximum of $10,000,000.

     2. SFH accepts the engagement described in Paragraph 1, and in that connection, agrees to provide the following services:

               (a) assist the Company in the preparation of the offering circular (the "Confidential Memorandum") for distribution and presentation to potential investors (if applicable):

               (b) develop and maintain a list of potential investors, review such list with the Company on a continuing basis, and contact and provide detailed information and assistance to all parties on a weekly basis:

               (c) assist in the screening of interested potential investors, including, if requested by the Company, performing a financial analysis of any potential investor.

               (d) provide at least one dedicated SFH representative on premises to provide direct day to day support to management and the organizers. Additionally, senior management of SFH will be available on an as needed basis to attend and provide support to groups of investors at breakfast and lunch meetings as well as evening receptions. These events requiring senior management presence should be scheduled no less than one week in advance and all expenses of this representation shall be borne by the Company (including but not limited to travel and lodging and a predetermined per diem):

               (e) provide at Company's expense and approval, marketing material, press releases and collateral material including but not limited to creative and production assistance as well as media selection and placement:

               (f) advise the Company as to strategy and tactics for negotiating with potential investors and participate in presentations and negotiations relating to the Capitalization efforts:

               (g) assist the officers and management of the Company in processing all retirement account share purchases, including but not limited to the establishment of new accounts with appropriate custodians and transfer of accounts currently with custodians who do not support this type of transaction. Finally, SFH will oversee all of these purchases until completion:

               (h)  assist with due diligence and closing of escrow:

     3. SFH shall be engaged for a period commencing with the execution of this Letter Agreement by the Company and ending on the successful completion of the capital offering (the "Termination Date") or, if terminated earlier, the 10/th/ day after delivery of notice pursuant to Paragraph 9 (the "Engagement Period").

     4. As compensation for SFH's services hereunder, the Company shall pay to SFH certain fees as follows:

               (a) An Engagement fee of $7,500 payable upon the execution of this Agreement.

               (b) A monthly fee of $20,000 for December and $25,000 per month thereafter payable to SFH during the term of this Agreement commencing on December 3, 2001. Such payments shall continue until the Termination Date.

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     5.   For the purposes of this Letter Agreement:

          "Termination Date" means the date of the closing of escrow equal to the agreed upon capitalization.

     6. In addition to any fees that may be payable to SFH, the Company shall reimburse SFH and its affiliates, promptly upon request from time to time, for administrative fees and reasonable out-of-pocket expenses (including but not limited to reasonable lodging and per diem for the on site SFH representative) also including, without limitation fees and disbursements of counsel incurred in connection with SFH's engagement not to exceed $10,000 in aggregate without the prior approval of the Company, which approval shall not be unreasonably withheld.

     7. The Company shall furnish, or cause to be furnished, to SFH all information requested by SFH for the purpose of rendering services hereunder (the "Information"). The Company agrees to make available to SFH, its officers, directors, employees and representatives, including, but not limited to, the Company's certified public accountants and legal counsel, as may be reasonably requested by SFH. The Company recognizes and confirms that SFH:

               (a) will use and rely on the information and on information available from generally recognized public sources in performing the services contemplated by this Letter Agreement (including, without limitation, using any such information in the Confidential Memorandum) without having independently verified the same:

               (b) does not assume responsibility for the accuracy or completeness of the Information and such other information (including, without limitation, any projections): and

               (c) will not make an appraisal of any of the assets or liabilities (whether direct, indirect, contingent or otherwise) of the Company.

     8. SFH agrees to hold in confidence in accordance with procedures it applies generally to information of this kind and not disclose Confidential Information, except (i) as may be required by law or as requested by any regulator having jurisdiction over SFH and its affiliates, (ii) to potential investors in any Capitalization who have been informed of the confidential nature of the information provided, and (iii) to officers, directors and employees of SFH and its affiliates and agents and professional advisors (including, but not limited to, auditors, attorneys and accountants) of SFH and its affiliates who have been informed of the confidential nature of the information provided. "Confidential Information" means information about the Company or the Capitalization furnished by the Company to SFH but does not include information (i) which was publicly known (including available in regulatory filings), or otherwise known to SFH at the time of disclosure, (ii) which subsequently becomes publicly known through no act or omission by SFH or (iii) which otherwise becomes known to SFH other than through disclosure by the Company or a source actually known to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

     9. Either the Company or SFH may terminate SFH's engagement at any time upon thirty (30) days written notice from one party to the other.

     10. Except as required by law, any advice rendered by SFH pursuant to its engagement shall not be used or quoted in any manner or referred to in any report, document, release or other communication (whether written or oral) prepared, issued, transmitted, published or filed by the company, by any person or entity controlling, controlled by or affiliated with the Company, by any representative, agent, officer or employee of any thereof, or by the Company without SFH's prior written consent, which consent shall not be unreasonably withheld.

     11. SFH and Company agree that any fees payable under this agreement will be deducted from any mutually agreed upon fees payable to brokers, agents, representatives or other parties that have an interest in compensation.

     12. This letter agreement does not constitute a commitment by SFH or any of its affiliates to provide any financing.

     13. The Company agrees that if the Capitalization is consummated, SFH may use the Company's name and a

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          description of the Capitalization and SFH's role in publications
          (including, but not limited to, tombstone advertisements) and other marketing material prepared for and used in one on one presentations to prospective clients. Without limiting the foregoing, SFH may also publicize its services in connection herewith, including, without limitation, granting interviews with and providing information to the financial press and other media.

     14. This Letter Agreement supercedes all prior agreements and understandings between the Company and SFH with respect to the subject matter hereof and may not be amended or modified except in writing executed by both the Company and SFH. This letter agreement shall be governed by and construed in accordance with the laws of the State of Georgia without reference to principles of conflicts of law that would require the application of the law of a jurisdiction other than the State of Georgia.

     15. This Letter Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

     If the foregoing is in accordance with the Company's understanding, please sign and return to SFH the enclosed duplicate of this letter on or before November 28, 2001.

                                            SOUTHEAST FINANCIAL HOLDINGS, INC.


                                            BY:      /s/ Stan Taylor
                                              -----------------------
                                                     Stan Taylor


     Accepted and agreed this
     30/th/ day of November, 2001.

     MainStreet BankShares, Inc.

     BY:       /s/ C. R. McCullar
       --------------------------
                   C. R. McCullar
     TITLE:        President & CEO